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                                                                  EXHIBIT 99.3

                       [SUPPORT.COM, INC. LETTERHEAD]

CONFIDENTIAL
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Jim Blanton
JCPenney
6501 Legacy Dr.
Mail Stop 8318
Plano, TX 75024


Dear Mr. Blanton

     Support.com, Inc. (the "Company") is in the process of preparing a Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission and would like to use customer case studies in such Registration Statement, including the case study of JCPenney. The Company hereby JCPenney's permission to use the following language in the Registration Statement:

          "JCPenney, the worldwide leader in the retail industry, was seeking a solution to enhance its support process while providing a better service level to its employees. JCPenney uses our software to provide a full range of eSupport solutions focused on automating the support process and improving the user community experience with the help desk."
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     The undersigned, by execution hereof, hereby consents to the Company's use of the language set forth above.

                                Very truly yours,

                                /s/ Michael Gierkey

                                Michael Gierkey
                                Support.com
                                Sales Executive

Acknowledged and Agreed to:

JCPENNEY


By /s/ James G. Blanton
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Title Mgr. of Information Processing
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Date 3/27/2000
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